CLEMENT PARTNERSHIP
                            ( A LIMITED PARTNERSHIP)

                              FINANCIAL STATEMENTS

INDEPENDENT  AUDITORS'  REPORT





The  Partners
Clement  Partnership

We have audited the accompanying balance sheets of Clement Partnership, a limited partnership (the "Partnership"), as of December 31, 2002 and 2001 and the related statements of operations, changes in partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




/s/  Deloitte  &  Touche  LLP
Certified  Public  Accountants

Tampa,  Florida
March  7,  2003

                               CLEMENT PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                                 BALANCE SHEETS
                                  DECEMBER 31,
                            (in thousands of dollars)







                                                 2002       2001
                                               --------------------
ASSETS
Marine vessel held for lease, at cost . . . .  $ 16,525   $ 16,525
Less accumulated depreciation . . . . . . . .   (15,979)   (15,286)
                                               ---------  ---------
    Net equipment . . . . . . . . . . . . . .       546      1,239


Accounts receivable . . . . . . . . . . . . .       707        302
Receivable from affiliate . . . . . . . . . .        27         --
                                               ---------  ---------
      Total assets. . . . . . . . . . . . . .  $  1,280   $  1,541
                                               =========  =========

LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
Accounts payable and accrued expenses . . . .  $    173   $    263
Due to affiliates . . . . . . . . . . . . . .        --         48
                                               ---------  ---------
  Total liabilities . . . . . . . . . . . . .       173        311
                                               ---------  ---------
Partners' capital (deficiency):
Limited partners. . . . . . . . . . . . . . .     1,180      1,302
General partner . . . . . . . . . . . . . . .       (73)       (72)
                                               ---------  ---------
  Total partners' capital . . . . . . . . . .     1,107      1,230
                                               ---------  ---------

      Total liabilities and partners' capital  $  1,280   $  1,541
                                               =========  =========




















                 See accompanying notes to financial statements.

                               CLEMENT PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                            STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,
                            (in thousands of dollars)



                                           2002     2001     2000
                                                         (unaudited)
                                        ---------------------------
REVENUES

Lease revenue. . . . . . . . . . . . .  $ 3,311   $4,099   $8,058
Interest and other income. . . . . . .       24        1       15
                                        --------  -------  ------
  Total revenues . . . . . . . . . . .    3,335    4,100    8,073
                                        --------  -------  ------

EXPENSES

Depreciation . . . . . . . . . . . . .      693      755      755
Marine operating expenses. . . . . . .    3,519    2,691    5,265
Repairs and maintenance. . . . . . . .      174      616    1,068
Management fees to affiliate . . . . .      (12)     117      297
Insurance expense. . . . . . . . . . .      341      202       95
Administrative expenses to affiliates.       42      122       71
Administrative and other . . . . . . .       58       52       27
                                        --------  -------  ------
  Total expenses . . . . . . . . . . .    4,815    4,555    7,578
                                        --------  -------  ------
      Net income (loss). . . . . . . .  $(1,480)  $ (455)  $  495
                                        ========  =======  ======



















                 See accompanying notes to financial statements.

                               CLEMENT PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                            (in thousands of dollars)






                                                         Limited     General
                                                         Partners    Partner    Total
                                                        ------------------------------
  Partners' capital (deficiency) at December 31, 1999
     (unaudited) . . . . . . . . . . . . . . . . . . .  $   2,800   $    (57)  $ 2,743

Net income (unaudited) . . . . . . . . . . . . . . . .        490          5       495

Cash distribution (unaudited). . . . . . . . . . . . .     (1,216)       (12)   (1,228)
                                                        ----------  ---------  --------
  Partners' capital (deficiency) at December 31, 2000
     (unaudited) . . . . . . . . . . . . . . . . . . .      2,074        (64)    2,010

Net loss . . . . . . . . . . . . . . . . . . . . . . .       (450)        (5)     (455)

Cash distribution. . . . . . . . . . . . . . . . . . .       (322)        (3)     (325)
                                                        ----------  ---------  --------
  Partners' capital (deficiency) at December 31, 2001.      1,302        (72)    1,230

Net loss . . . . . . . . . . . . . . . . . . . . . . .     (1,465)       (15)   (1,480)

Cash contribution. . . . . . . . . . . . . . . . . . .      1,343         14     1,357
                                                        ----------  ---------  --------
  Partners' capital (deficiency) at December 31, 2002.  $   1,180   $    (73)  $ 1,107
                                                        ==========  =========  ========























                 See accompanying notes to financial statements.

                                    CLEMENT PARTNERSHIP
                                  (A LIMITED PARTNERSHIP)
                                  STATEMENTS OF CASH FLOWS
                               FOR THE YEARS ENDED DECEMBER 31,
                                 (in thousands of dollars)

                                                           2002    2001     2000
                                                                     (unaudited)
                                                       -------------------------

OPERATING ACTIVITIES
Net income (loss). . . . . . . . . . . . . . . . . . . .  $(1,480)  $(455)  $   495
Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
  Depreciation . . . . . . . . . . . . . . . . . . . . .      693     755       755
  Provision for drydock expense. . . . . . . . . . . . .       --      --       850
  Changes in operating assets and liabilities:
    Accounts receivable and receivable from affiliate. .     (432)    722      (899)
    Accounts payable and accrued expenses. . . . . . . .      (90)    199       (35)
    Due to affiliates. . . . . . . . . . . . . . . . . .      (48)    (46)       62
    Drydock reserves . . . . . . . . . . . . . . . . . .       --    (850)       --
                                                          --------  ------  --------
      Net cash (used in) provided by operating activities. (1,357)    325     1,228
                                                          --------  ------  --------

FINANCING ACTIVITIES

Cash contribution (distribution)-General Partner . . . . .     14      (3)      (12)
Cash contribution (distribution)-limited partners. . . . .  1,343    (322)   (1,216)
                                                          --------  ------  --------
      Net cash provided by (used in) financing activities.  1,357    (325)   (1,228)
                                                          --------  ------  --------

Net change in cash and cash equivalents. . . . . . . . .       --      --        --
Cash and cash equivalents at beginning of year . . . . . .     --      --        --
                                                          ========  ======  ========
Cash and cash equivalents at end of year . . . . . . . .  $    --   $  --   $    --
                                                          ========  ======  ========













             See accompanying notes to financial statements.

                               CLEMENT PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS

1.     Summary  of  Significant  Accounting  Policies
       ----------------------------------------------

     Organization
     ------------

Clement Partnership, a California limited partnership (the Partnership), was formed during December 1990. The Partnership was formed for the purpose of purchasing a tanker marine vessel and commenced significant operations in December 1990. The Partnership has no employees nor operations other than the operation of the marine vessel. The Partnership is owned 99% by the limited partners and 1% by the General Partner. The Partnership has two limited partners: PLM Equipment Growth Fund I (EGF I), a California limited partnership, and PLM Equipment Growth Fund V (EGF V), a California limited partnership, (collectively, the Limited Partners). The Limited Partnership is owned 50% by EGF I and 50% by EGF V. The General Partner is the Clement Corporation (CC) which is owned 50% by EGF I and 50% by EGF V.

PLM  Financial  Services  Inc., (FSI) is the General Partner of EGF I and EGF V.
FSI  is  a  wholly-owned  subsidiary  of  PLM  International,  Inc.

The marine vessel was purchased in December 1990 for $14.9 million. EGF I and EGF V paid acquisition fees totaling of $0.8 million to FSI, which were capitalized as part of the cost of the marine vessel.

     Estimates
     ---------

These accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All amounts for the year ended December 31, 2000 are unaudited.

     Operations
     ----------

The marine vessel in the Partnership is managed under a continuing management agreement by PLM Investment Management, Inc. (IMI), a wholly-owned subsidiary of FSI. IMI receives a monthly management fee from the Partnership for managing the marine vessel (Note 3). FSI, in conjunction with its subsidiaries, sells equipment to investor programs and third parties, manages pools of transportation equipment under agreements with investor programs, and is the general partner of other limited partnerships.

     Cash  and  Cash  Equivalents
     ----------------------------

All cash generated from operations is distributed to the partners; accordingly, the Partnership has no cash balance at December 31, 2002 and 2001.

     Accounting  for  Leases
     -----------------------

The marine vessel in the Partnership is leased under operating leases. Under the operating lease method of accounting, the leased asset is recorded at cost and depreciated over its estimated useful life. Rental payments are recorded as revenue over the lease term as earned in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

                               CLEMENT PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS

1.     Summary  of  Significant  Accounting  Policies  (continued)
       ----------------------------------------------

     Depreciation
     ------------

Depreciation of the marine vessel is computed using the double-declining balance method, taking a full month's depreciation in the month of acquisition, based upon an estimated useful life of 12 years. The depreciation method changed to straight-line when the annual depreciation expense using the straight-line method exceeded that calculated by the double-declining balance method. Acquisition fees of $0.8 million, that were paid to FSI, were capitalized as part of the cost of the marine vessel. Major expenditures that are expected to extend the marine vessel's useful life or reduce future equipment operating expenses, have been capitalized and depreciated over the estimated remaining life of the marine vessel.

     Marine  Vessel
     --------------

The  marine  vessel  held  for  operating  leases  is  stated  at  cost.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121), the General Partner reviewed the carrying value of the Partnership's marine vessel at least quarterly and whenever circumstances indicated that the carrying value of the marine vessel would not be recoverable due to expected future market conditions. If the projected undiscounted cash flows and the fair market value of the marine vessel has been less than the carrying value of the marine vessel, an impairment loss would have been recorded.

In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", (SFAS No. 144) which replaced SFAS No. 121. In accordance with SFAS No. 144, the Partnership evaluates long-lived assets for impairment whenever events or circumstances indicates that the carrying values of such assets may not be recoverable. Losses for impairment are recognized when the undiscounted cash flows estimated to be realized from a long-lived asset are determined to be less than the carrying value of the asset and the carrying amount of the long-lived asset exceeds its fair value. The determination of fair value for a given investment requires several considerations, including but not limited to, income expected to be earned from the asset, estimated sales proceeds, and holding costs excluding interest. The Partnership applied the new rules on accounting for the impairment or disposal of long-lived assets beginning January 1, 2002.

There were no reductions required to the carrying value of the marine vessel in 2002, 2001 or 2000.

     Repairs  and  Maintenance
     -------------------------

Repairs and maintenance for the marine vessel are the obligation of the Partnership. Costs associated with marine vessel drydocking are estimated and accrued ratably over the period prior to such drydocking. During 2001, the General Partner determined that, due to the age of the vessel, dry-docking would no longer be performed, and, accordingly the Partnership is no longer recording an accrual.

     Net  Income  (Loss)  and  Cash  Distribution  to  Limited  Partners
     -------------------------------------------------------------------

The net income (loss) and cash distributions of the Partnership are allocated 99% to the limited partners and 1% to the General Partner. The net income
(loss) and cash distributions are allocated to the limited partners based on their percentage of ownership in the Partnership.

Cash  distributions  are  recorded  when  declared.





                               CLEMENT PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS

1.     Summary  of  Significant  Accounting  Policies  (continued)
       ----------------------------------------------

     Comprehensive  Income  (Loss)
     -----------------------------

The Partnership's comprehensive income (loss) is equal to net income (loss) for the years ended December 31, 2002, 2001, and 2000.

2.     General  Partner
       ----------------

CC contributed $100 of the Partnership's initial capital. CC is owned by two shareholders: EGF I owns 50% and EGF V owns 50%. Dividends, if declared, are paid to the shareholders based on the percentage of ownership each shareholder owns.

3.     Transactions  with  Affiliates
       ------------------------------

The equipment management agreement provides for IMI to receive a monthly management fee attributable to owned equipment equal to the lesser of (i) a) 10% of the amount of cash flows from operations or b) 1/12 of % of the book value of the equipment portfolio, subject to a reduction in certain events, as described in the limited partnership agreement for EGF I and the lesser of (ii)
a) the fees that would be charged by an independent third party for similar services for similar equipment and (b) 5% of gross revenues for EGF V. In 2002, FSI reimbursed the Partnership $12,000 for management fees due to the Partnership's negative cash flow during the year. The Partnership's management fee expense to affiliate was $0.1 million, and $0.3 million during 2001, and 2000, respectively. The Partnership reimbursed FSI and its affiliates $42,000, $0.1 million, and $0.1 million during 2002, 2001, and 2000, respectively, for data processing and administrative expenses directly attributable to the Partnership.

At December 31, 2002 and 2001, receivable from affiliates was $27,000 and $-0-, respectively, representing reimbursement to management fees.

Partnership management fees payable to IMI were $-0- and $48,000 as of December 31, 2002 and 2001, respectively.

4.     Marine  Vessel  on  Lease
       -------------------------

The Partnership's marine vessel is leased to multiple operators on a time charter basis. In such instances, revenues are earned from each lessee that hires the marine vessel for a specific voyage.

The marine vessel's leases are being accounted for as operating leases. There are no future minimum rentals under non-cancelable leases at December 31, 2002. Per diem and short-term rentals consisting of utilization rate lease payments included in lease revenues amounted to $3.3 million in 2002, $4.1 million in 2001, and $8.1 million in 2000.

5.     Geographic  Information
       -----------------------

The Partnership's marine vessel is leased to multiple lessees in different regions that operate worldwide.

6.     Income  Taxes
       -------------

The Partnership is not subject to income taxes, as any income or loss is included in the tax returns of the individual partners owning the Limited Partners. Accordingly, no provision for income taxes has been made in the financial statements of the Partnership.

                               CLEMENT PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS

6.     Income  Taxes  (continued)
       -------------

As of December 31, 2002, the financial statement carrying amount of assets and liabilities was approximately $5.4 million lower than the federal income tax basis of such assets and liabilities, primarily due to differences in depreciation methods.

7.     Concentrations  of  Credit  Risk
       --------------------------------

Financial instruments, which potentially subject the Partnership to concentrations of credit risk, consist principally of accounts receivable.

The Partnership's lessees that accounted for 10% or more of the total revenues for the marine vessel during the past three years were: Newton (44% in 2002 and 14% in 2001), Vitol (29% in 2002, 65% in 2001, and 50% in 2000), Laguna (15% in
2002),  Candy (11% in 2001), Reliance (10% in 2001),  Chemoil (17% in 2000), and
Trafigura  (15%  in  2000).

As of December 31, 2002, the General Partner believes the Partnership had no other significant concentrations of credit risk that could have a material adverse effect on the Partnership.

8.     Capital  Contribution
       ---------------------

In 2002, EGF I and EGF V each contributed $0.7 million to the Partnership to fund its operations.

9.     Subsequent  Event
       -----------------

In the first quarter of 2003, the General Partner sold this marine vessel for net proceeds of approximately $2.3 million.